Exhibit 2.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “COMMUNE OMNI FUND, LLC”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF FEBRUARY, A.D. 2024, AT 3:57 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3153852 8100 SR# 20240638892	Authentication: 202880419 Date: 02-26-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:57 PM 02/22/2024
FILED 03:57 PM 02/22/2024
SR 20240638892 - File Number 3153852

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

FIRST:	The name of the limited liability company is Commune Omni Fund, LLC.

SECOND:	The address of the registered office in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle, 19808. The name of its Registered Agent at such address is Corporation Service Company.

THIRD:	This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Commune Omni Fund, LLC this 21st day of February, 2024.

/s/ Jerry Sanada
Jerry Sanada, Authorized Person